As Filed with the Securities and Exchange Commission on August 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

FIDELITY SOUTHERN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	58-1416811
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

3490 Piedmont Road NE, Suite 1550

Atlanta, Georgia 30305

(Address of Principal Executive Offices) (Zip Code)

Fidelity Southern Corporation Equity Incentive Plan

(Full Title of the Plan)

James B. Miller, Jr.

Chairman and Chief Executive Officer

3490 Piedmont Road NE, Suite 1550

Atlanta, Georgia 30305

(404) 240-1504

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	2,750,000 shares	$9.2786	$25,516,150	$2,924.15

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, pursuant to Rule 457(c) thereunder, based on $9.2786, the average of the high and low prices of the common stock on August 17, 2012, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

By this Registration Statement, Fidelity Southern Corporation (“Fidelity” or the “Registrant”) is registering an additional 2,750,000 shares of its common stock, no par value, issuable under the Fidelity Southern Corporation Equity Incentive Plan (the “Plan”). Fidelity has previously filed a Registration Statement relating to 750,000 shares of its common stock issuable under the Plan (SEC File No. 333-134054, filed on May 12, 2006) and a Registration Statement relating to an additional 1,500,000 shares of its common stock issuable under the Plan (SEC File No. 333-174956, filed on June 17, 2011). The contents of those prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2011;

2.	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

3.	Current Reports on Form 8-K filed on January 23, 2012, January 24, 2012, May 1, 2012, June 21, 2012, July 23, 2012, and August 3, 2012; and

4.	The description of the Registrant’s common stock, no par value, which is contained in the Registrant’s Registration Statement filed on Form 10 dated August 27, 1993, and all amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provide that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Fidelity’s bylaws contain indemnification provisions that provide that directors and officers of Fidelity will be indemnified if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that Fidelity will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Fidelity. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the board of directors, the stockholders or independent legal counsel in each specific case.

Fidelity may also provide for greater indemnification than that set forth in its bylaws if it chooses to do so, subject to approval by Fidelity’s stockholders. Fidelity may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. Fidelity may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not Fidelity would have had the power to indemnify against such liability.

In addition, Article 5 of Fidelity’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to Fidelity and to the stockholders of Fidelity for breach of a duty as a director. There is no elimination of liability for:

•	any appropriation, in violation of his duties, of any of our business opportunities;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability set forth in the Official Code of Georgia Section 14-2-832; or

•	any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation do not eliminate or limit the right of Fidelity or its stockholders to seek injunctive or other equitable relief not involving monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 21, 2012.

FIDELITY SOUTHERN CORPORATION

By:	/s/ James B. Miller, Jr.
James B. Miller, Jr.

Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Stephen H. Brolly
Stephen H. Brolly

Chief Financial Officer (Principal Financial and Accounting Officer)

Know all men by these presents, that each person whose signature appears below constitutes and appoints James B. Miller, Jr. and Stephen H. Brolly, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James B. Miller, Jr. James B. Miller, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 21, 2012

/s/ Stephen H. Brolly Stephen H. Brolly	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2012

/s/ David R. Bockel Major General (Ret) David R. Bockel	Director	August 21, 2012

/s/ Millard Choate Millard Choate	Director	August 21, 2012

/s/ Donald A. Harp, Jr. Dr. Donald A. Harp, Jr.	Director	August 21, 2012

/s/ Kevin S. King Kevin S. King	Director	August 21, 2012

/s/ William C. Lankford, Jr. William C. Lankford, Jr.	Director	August 21, 2012

/s/ H. Palmer Proctor, Jr. H. Palmer Proctor, Jr.	Director	August 21, 2012

/s/ W. Clyde Shepherd III W. Clyde Shepherd III	Director	August 21, 2012

/s/ Rankin M. Smith, Jr. Rankin M. Smith, Jr.	Director	August 21, 2012

EXHIBIT INDEX

The following is a list of Exhibits included as part of this Registration Statement. Items marked with an asterisk are filed herewith.

Exhibit No.		Exhibit Name

3	(a)	Amended and Restated Articles of Incorporation of Fidelity Southern Corporation, as amended effective December 16, 2008 (incorporated by reference from Exhibit 3(a) to Fidelity’s Form 10-K for the year ended December 31, 2009)

3	(b)	Articles of Amendment to the Articles of Incorporation of Fidelity Southern Corporation (incorporated by reference from Exhibit 3.1 to Fidelity Southern Corporation’s Form 8-K filed November 18, 2010)

3	(c)	Bylaws of Fidelity Southern Corporation, as amended (incorporated by reference from Exhibit 3(b) to Fidelity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

3	(d)	Amendment to Bylaws of Fidelity Southern Corporation (incorporated by reference from Exhibit 3.2 to Fidelity Southern Corporation’s Form 8-K filed November 18, 2010)

4	(a)	Form of Stock Certificate (incorporated by reference from Exhibit 4A to Fidelity’s Form S-2 filed November 14, 1997)

4	(b)	See Exhibits 3(a)- 3(d) for provisions of the Amended and Restated Articles of Incorporation, as amended, and Bylaws, which define the rights of the shareholders

4	(c)	Tax Benefits Preservation Plan dated as of November 19, 2010 between Fidelity Southern Corporation and Mellon Investor Services LLC as Rights Agent (incorporated by reference from Exhibit 4.1 to Fidelity Southern Corporation’s form 8-K filed November 18, 2010)

5	*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

23	(a) *	Consent of Ernst & Young LLP

23	(b) *	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in the opinion filed as Exhibit 5 to this Registration Statement)

24	*	Power of Attorney (set forth on signature page)

99	(a) *	Second Amendment to the Fidelity Southern Corporation Equity Incentive Plan dated April 26, 2012

*	Filed herewith.